Exhibit 23.4

Consent of Independent Auditors

We consent to the use of our report dated May 7, 2014 with respect to the statements of revenues and direct operating expenses of the Crude Oil Supply and Logistics Business of Parnon Gathering Inc. for the seven months ended July 31, 2012, and the year ended December 31, 2011, incorporated herein by reference.

/s/ Travis Wolff, LLP

Dallas, Texas
November 7, 2014